Exhibit 99.2

I have some news to share with you about our leadership team.  Bob Card, President of the Energy, Water & Facilities (EWF) Division and a member of our Board, is leaving CH2M HILL to take the position of Chief Executive Officer of SNC Lavalin in Montreal, Canada.

Over the past 34 years, Bob has been a strong force in the success of our firm and a visible advocate for our industry on the national and international stage.  We wish him and his wife Nancy well in their new life.

I am pleased to announce that Mike Szomjassy will take over immediately as the new President of the EWF Division and a member of the Joint Council executive leadership team.  Mike has been a senior leader in our company for more than a decade and most recently has served as President of the Environmental Services Business Group.  He also has been leading our “Get Fit” program as Director of Operations to improve our firm’s performance. He will continue to serve as leader of the Get Fit program in addition to his EWF role.  Mike is a member of the CH2M HILL Board of Directors.  Recently, Mike has been on our minds as one of the key leaders who helped deliver the London 2012 Olympics program.

I am also asking Bob Bailey, President of the Water Business Group, to serve as a new member of the Joint Council.  Bob has worked at CH2M HILL for over 28 years holding numerous leadership roles including the early start-up of our design-build capability in Water.  Like Mike Szomjassy, he is a member of our Board of Directors.  I expect that Bob will bring a unique perspective to the Joint Council as the leader of one of our key markets in Strategy 2015 — Water.  He also understands how to leverage our business across a geographic platform.

Finally, I am pleased to announce that Mike McKelvy, who leads our Government, Environment and Infrastructure Division, is appointing Chris Shea as the new President of the Environmental Services Business Group.  He has been filling in as an acting leader for the BG while Mike Szomjassy has led the Get Fit program.  Chris has over two decades of experience working in this market.  He will provide strong leadership for the group and we expect him to be a key driver for the critical “Environment” market in our Strategy 2015.

Please join me in congratulating Mike Szomjassy, Bob Bailey and Chris Shea, and thanking Bob Card for his contributions to CH2M HILL’s success.  I take great pride in the depth of our management team and our ability to respond to this challenge without missing a step.

Be safe.

Lee